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                                                                    EXHIBIT 99.1

FRIDAY MARCH 9, 7:07 PM EASTERN TIME

PRESS RELEASE

RAYTEL MEDICAL CORPORATION ANNOUNCES THE SALE OF ITS MEDICAL CLINIC IN PORT ST. LUCIE, FLORIDA

SAN MATEO, Calif.--(BUSINESS WIRE)--March 9, 2001--Raytel Medical Corp. (Nasdaq:
RTELC) announced today that it has completed the sale of its wholly-owned subsidiary, The Heart Institute of Port St. Lucie, Inc., to a new company organized by physicians practicing at the clinic, including David Wertheimer, M.D., who had served as president of the subsidiary as well as an officer of Raytel and a member of Raytel's Board of Directors.

Under the agreement, Raytel received a cash purchase price of $8.3 million, net of transaction expenses, for all of the stock of the subsidiary. Approximately $1.2 million of the proceeds will be used to pre-pay leases for equipment in use at the Port St. Lucie facility, approximately $5.0 million will be used to reduce indebtedness under the Company's bank credit facility and the balance will be used for working capital purposes.

The Port St. Lucie clinic is a 20-physician multi-specialty medical clinic which focuses on cardiology. Raytel acquired the clinic in August 1997 as a part of its acquisition of Cardiovascular Ventures, Inc. which also owned and operated cardiovascular diagnostic facilities in Texas and Louisiana. Raytel's divestiture of the Port St. Lucie clinic follows the sale of other physician practice management operations during 2000 as a part of Raytel's strategy of focussing on its core businesses of providing cardiac monitoring and testing services and operating cardiac diagnostic facilities and diagnostic imaging centers.

The Port St. Lucie clinic accounted for approximately $17.6 million of Raytel's total consolidated revenues of $89.9 million and approximately $1.4 million of Raytel's total operating income of $3.5 million during its fiscal year ended September 30, 2000. Raytel will recognize a one-time non-cash charge of approximately $19.4 million relating to the sale, consisting primarily of the write-off of intangible assets. Upon the closing of the transaction, Dr. Wertheimer resigned as an officer and director of Raytel.

About Raytel

Raytel (www.raytel.com), headquartered in San Mateo, is a leading provider of services and efficient dissemination of technical information to physicians and patients. These services include remote cardiac monitoring and testing services utilizing telephone technology and the delivery of diagnostic information over secure Internet links, as well as ambulatory diagnostic imaging facilities for both general as well as cardiac imaging.

Annually, Raytel provides cardiac testing and pacemaker monitoring services to over 250,000 patients who are referred by approximately 12,000 physicians. using the Patient Management


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Database, these physicians have the ability to access their patient test results and also make use of other services being offered at the site. Raytel has a database of more than 500 different pacemaker models, which it relies upon in the preparation of this information. Raytel's imaging operations include MRI, CT and other radiological exams provided in convenient, state-of-the-art facilities. The imaging operations also include a network with over 550 multi-modality diagnostic imaging facilities located throughout the East Coast. The network provides services to over 600,000 beneficiaries participating in occupational injury and management programs and group health plans.

Contact:
         Raytel, San Mateo
         John F. Lawler, Jr., 800/367-1095